EXHIBIT 4.1
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                                  G E N E S Y S

           A French societe anonyme with a capital of 76.405.285 euros
                          Registered office: L'Acropole
                           954/980 avenue Jean Mermoz
                                34000 Montpellier
          Registry of Commerce and Companies of Montpellier 339 697 021





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                                     BY-LAWS
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                                                      Up-dated on June 28, 2002.


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TITLE I - FORM - PURPOSE - CORPORATE NAME- REGISTERED OFFICE - TERM

ARTICLE 1 - FORM

The company shall be under form of a French societe anonyme. It shall be governed by the legal and regulatory provisions applicable to societes anonymes, as well as by these by-laws.

ARTICLE 2 - PURPOSE

The purpose of the company shall be, in France and abroad:

          - any transactions related to: research, exploitation, studies, design, development, tests, manufacturing, experimentation, production, distribution, applications, technology transfers concerning components, equipment, systems, services, implementing material and/or software related to micro-electronics and/or optoelectronics, and/or optics, and/or mechanics, and/or acoustics, and/or chemistry, and/or biochemistry, and/or communications, and/or computer science, and/or artificial intelligence, falling within the communication and leisure fields,

          - directly or indirectly, on its own behalf or on behalf of third parties, either alone or with third parties, through creation of new companies, contributions, support, subscription to purchase securities or corporate rights, merger, alliance, partnership or renting or letting out or management of any goods or rights or otherwise,

          - and more generally, all financial, commercial, industrial, civil, real or movable property transactions whatsoever that may be, indirectly or directly, connected with any of the specified purposes or with any components of corporate property,

In particular, the company may organize a centralized cash management system with companies having with it, either directly and/or indirectly, share capital links, with a view to favor the optimal management both of resort to credit and investment of cash surplus through any means complying with the applicable law on the day of application of such system.

ARTICLE 3 - CORPORATE NAME

The company's corporate name shall be:  "GENESYS".



ARTICLE 4 - REGISTERED OFFICE

The registered office shall be located at: "L'Acropole", 954/980 Avenue Jean Mermoz, 34000 Montpellier.

The Board of Directors shall be empowered to transfer the registered office under the conditions provided for by applicable law and regulations.

ARTICLE 5 - TERM

The term of the company shall be 99 years beginning on the date of its registration with the Registry of Commerce and Companies, except early dissolution or extension.

                        TITLE II - SHARE CAPITAL - SHARES

ARTICLE 6 - SHARE CAPITAL

The share capital shall be seventy six million four hundred and five thousand two hundred and eighty five (76.405.285) euros. It shall be formed of fifteen million two hundred eighty one thousand fifty seven (15,281,057) shares of par value five (5) euros each, fully paid up and all of same class.

ARTICLE 7 - MODIFICATIONS OF THE SHARE CAPITAL

The share capital may be increased, reduced or amortized under the conditions provided for by applicable law and regulations.

ARTICLE 8 - PAYING-UP OF THE SHARES

Any subscription of shares in cash at the time of a capital increase must come with the payment of one quarter at least of the par value of the subscribed shares and the aggregate issue premium, if any.

The paying-up of the remainder may occur in one or several times upon call of the Board of Directors, within a five-year period as from the day when such capital increase has become final.

Calls for such funds shall be notified to the subscribers at least fifteen days before the date set for each payment, either by registered mail with return receipt requested, or by notice published in a legal notice journal in the venue of the registered office.

Any delay in the payment of the sums due on the unpaid-up amount of the shares bears, automatically and without need to carry out any formality, interest at the legal rate, from the date of payability of such sums, without prejudice to the personal action that the company may exercise against the defaulting shareholder and the measures for immediate enforcement provided for by the law.

ARTICLE 9 - FORM OF THE SHARES

1. Identification of shareholders

The shares shall be held in registered or bearer form, at the shareholder's election. The shares and all other securities issued by the company must be recorded on an account in the name of their owner pursuant to the applicable legal and regulatory provisions.

When the owner of the securities has not his domicile on the French territory, any intermediary may be registered on behalf of such owner. Such registration may be carried out under form of collective account or in several individual accounts, each corresponding to one owner.

The registered intermediary shall, when opening his account with either the issuing company or the authorized bookkeeping financial intermediary, declare his capacity as intermediary holding securities on behalf of another person.

With a view to the identification of holders of bearer securities, the company may ask at any time the body in charge of clearing the securities, if any, the name or corporate name, nationality, year of birth or incorporation and address of the holders of securities that carry, immediately or in the future, rights to vote at its own meetings, as well as the quantity of securities held by each of them and the restrictions burdening such securities, if any.

Considering the list provided by the body in charge of clearing the securities, the company may ask either such body either directly the persons appearing on such list and who the company assumes that they may be registered on behalf of third parties, the information regarding the owners of the securities.

In case of registered securities, the company may ask at any time the intermediary registered on behalf of third party owners of securities to reveal the identity of the owners of such securities.

As long as the company assumes that some holders of securities, under bearer or registered form, and whose identity has been communicated to it are holders on behalf of third party owners of securities, it shall be entitled to ask such holders, under the conditions provided for below, to reveal the identity of the owners of such securities.

At the end of the information requests referred to above, the company may ask any legal entity holding its shares and owning interests in excess of 1/40th of the capital or voting rights to notify to it the identity of persons directly or indirectly holding more than one third of its capital or voting rights.

When the person being the purpose of an information request pursuant to the provisions of this Article does not answer within the prescribed periods or sends erroneous or incomplete information, the securities for which such person has been registered in account will be deprived of right to vote at all Shareholders' Meetings until the date of regularization of the identification and the payment of dividends is postponed until such date.

2. Threshold crossing

Any individual or legal entity, acting alone or in concert with others, who will hold or cease to hold, directly or indirectly, a portion equal to, or greater than, 1% of the share capital or a multiple of such portion up to the threshold of 34% of the share capital, shall be bound to notify the company, by registered mail with return receipt requested within a period of five trading days from the day any of such thresholds is crossed, the total number of shares and voting rights it owns directly and in concert, as well as the number of securities granting access in the future to the capital of the company and the voting rights potentially attached thereto.

The intermediary registered as holder of securities shall be bound, without prejudice to the obligations of the owners of such securities, to carry out the declarations provided for in this Article for all the shares of the company for which it is registered in account.

Non-compliance with the foregoing provisions shall be sanctioned by the deprivation of the voting rights attached to the securities exceeding the undeclared portion at all Shareholders' Meetings being held within two years following the date of regularization of the notification provided for above, if the application of such penalty is required by one or more shareholders holding at least 5% of the share capital, such request being recorded in the minutes of the Shareholders' Meeting.

ARTICLE 10 - ASSIGNMENT AND TRANSFER OF THE SHARES

The shares shall be freely negotiable. Assignments or transfers of shares shall be carried out vis-a-vis the company and third parties by book entry from account to account under the conditions provided for by the applicable regulations. The provisions of this Article shall also apply to the other securities of all nature issued by the company.

ARTICLE 11 - RIGHTS AND OBLIGATIONS ATTACHED TO THE SHARES

Each share shall entitle the holder to a part in the profits and the corporate assets, in proportion to the portion of the capital it represents.

The shareholders may be held responsible for up to the par value of the shares they own.

The rights and obligations attached to the share shall follow the title when it is transferred to another person.

The ownership of a share shall automatically include the approval of the company's by-laws and the decisions of the Shareholders' Meeting.

Heirs, creditors, assignees or other representatives of a shareholder may not require opposition to seals on the properties and values of the company, or request the distribution or public sale thereof, or interfere with the instruments of its management. They must, to exercise their rights, refer to the corporate inventories and decisions of the Shareholders' Meeting.

Each time it is necessary to own several shares to exercise any right, the owners of isolated securities, or in a number lower than required, may exercise such rights only provided that they take responsibility for the grouping and possibly the purchase or sale of necessary securities.

All share entitles, during the existence of the company or upon liquidation, to the payment of the same net amount for any allocation or reimbursement; consequently, all the shares will be grouped as regards tax credits or imputations, and for all taxes likely to be borne by the company, considering their respective par value and right to exercise.

Each shareholder shall have a number of votes equal to the number of shares which he or she owns or represent subject to the following provisions.

A double voting right shall be attributed to all shares held in registered form and fully paid-up that are registered in the name of the same shareholder for at least [two] years.

Double voting rights shall cease automatically upon conversion of the holding of the shares from registered form to bearer form or transfer of their ownership, subject to the limitations provided by law. New shares allocated to shareholders pursuant to a capitalization of reserves, profits or issue premiums shall benefit from the double voting right upon their issuance to the extent they relate to shares which themselves benefit from such right.

ARTICLE 12 - INDIVISIBILITY OF SHARES - OWNERSHIP WITHOUT USUFRUCT - USUFRUCT - PLEDGE

The shares shall be indivisible vis-a-vis the company.

Joint owners of shares must be represented with the company by only one of them or by a sole agent, who will be appointed by a court in case of disagreement.

Except otherwise agreed and notified to the company, owners with usufruct in respect of shares validly represent the owners without usufruct vis-a-vis the company. However, the voting right shall belong to the owner without usufruct at the Extraordinary Shareholders' Meetings.

The voting right shall be exercised by the owners of securities given as pledge.

             TITLE III - ADMINISTRATION OF THE COMPANY - SUPERVISION

ARTICLE 13 - BOARD OF DIRECTORS - FORMATION - CHAIRMAN

1. Formation

The company shall be managed by a Board of Directors whose members are elected by the Ordinary Shareholders' Meeting. Such Board is formed of at least three members and at most eighteen (18), subject to the exemptions provided for by law.

Their term of office shall be a maximum of six years. The term of office as director shall end upon adjournment of the Ordinary Shareholders' Meeting approving the financial statements for the past fiscal year, held in the year during which the term of office of said director expires. Any outgoing directors may be re-elected.

The directors may be revoked at any time by the Ordinary Shareholders' Meeting.

The directors may be individuals or legal entities.

The number of directors being more than 70 years old may not be greater than one third of the directors in office.

The directors who are individuals may belong to boards of directors or supervisory boards of other companies only under the conditions provided for by law.

One or more employees may be appointed as directors pursuant to the legal and regulatory provisions in force. An employee of the company may be appointed as director only under the conditions provided for by law. The number of directors bound with the company by an employment contract may not exceed one third of the directors in office. The directors elected by the employees are not taken into account in determining the maximum number of directors referred to in the first paragraph of this Article.

The directors must each be the owner of at least one share. Such provision does not apply to appointed employee shareholders, if any, who are members of the Board of Directors pursuant to legal provisions. The directors appointed during the existence of the company do not have to be shareholders at the time of their appointment, but must become so within a three-month period, failing which they are automatically deemed to resign.

2. Chairman of the Board of Directors

The Board of Directors shall elect, among its members, a Chairman and, if necessary, several vice-chairmen.

The term of office as Chairman may not exceed that of his position as director. He may be re-elected. The Board of Directors may revoke him at any time.

The Chairman represents the Board of Directors. He organizes and conducts the works thereof, which he reports to the shareholders' meeting. He sees to the good running of the company's bodies and makes sure, in particular, that the directors are able to fulfill their assignment.

The age limit to exercise the position as Chairman is 65 years old.

3. Committees

The Board of Directors may decide the creation of committees in charge of studying the issues that itself or its Chairman submits, for opinion only, to their examination. It sets the composition and attributions of the committees. They shall exercise their activity under its responsibility.


ARTICLE 14 - DELIBERATIONS OF THE BOARD OF DIRECTORS

1. Notice of meeting

The Board of Directors shall meet as often as the interest of the company requires, upon notice given by the Chairman. The Managing Director and, in the event that the Board of Directors was not held less than two months ago, directors representing at least one third of the members of the Board, may also request the Chairman to convene the Board of Directors. Outside such cases, where the Chairman is bound by the requests sent to him, the agenda shall be determined by the Chairman. The meeting shall take place either at the registered office, or in any other place indicated in the notice of meeting.

In principle, the notice of meeting shall be made three days before by letter or telex. However, in case of urgency, the convocation may be made without prior notice and by all means, even orally. Any notice of meeting must mention the main issues appearing in the agenda.

The meetings of the Board of Directors may, in compliance with the applicable legal and regulatory provisions, take place by videoconference.

The Board's meeting shall be chaired by the Chairman or, failing any, by the oldest vice-chairman or by the most senior directors. The Board shall appoint the person who will act as secretary, who needs not be a members.

2. Quorum - Majority

For the deliberations to be valid, the effective presence of at least half of the directors is necessary.

However, the directors taking part in the deliberations of the Board of Directors through videoconference shall be deemed to be present for the calculation of the quorum and majority. Such provision however does not apply to adopt resolutions relating to the preparation of the annual financial statements, consolidated financial statements, the management report, as well as the report on the management of the group if not included in the annual report, appointment or revocation of the chairman of the Board of Directors, as well as the determination of his compensation, the determination of the compensation and revocation of the Managing Director, the appointment and revocation, as well as the determination of the compensation of the vice managing directors.

The decisions shall be made by a majority of the votes of the members present or represented, each director having one vote. Each director may not represent more than one of his/her colleagues. In case of a tie, the chairman of the meeting has casting vote.

3. Registers and minutes

The deliberations of the Board of Directors shall be recorded in minutes drawn up pursuant to the applicable legal and regulatory provisions and signed by the chairman of the meeting and by one director or, in case of disability of the chairman, by two directors.

An attendance register is held and signed by the directors attending the meeting. The justification of the number of directors in office and their appointment validly results, vis-a-vis third parties, from the sole statements in the minutes of each meeting.

Copies or extracts from these minutes shall be certified by the chairman of the Board of Directors, one managing director, the director temporarily delegated in the office as chairman or an agent empowered in this respect.

ARTICLE 15 - POWERS OF THE BOARD OF DIRECTORS

The Board of Directors determines the orientations of the company's activity and sees to their implementation. Subject to the powers expressly granted to the shareholders' meetings and within the limit of the corporate purpose, it shall deal with all issues regarding the good running of the company and settles by its deliberations the matters related thereto.

In the relations with third parties, the company shall be held responsible even by acts of the Board of Directors that do not fall within the corporate purpose, unless it brings evidence that the third party knew that the act was exceeding this purpose or that it could not ignore it given the circumstances, the sole publication of the by-laws being not sufficient to bring evidence.

The Board of Directors proceeds to all such supervisions and controls as it may deem appropriate. Each director receives all information necessary to fulfill his assignment and may be communicated all such documents as he may deem useful.


ARTICLE 16 -GENERAL MANAGEMENT -

Either the chairman of the Board of Directors, or any individual chosen among its members and appointed as Managing Director shall assume, under his responsibility, the general management of the company.

The choice between the two conditions of exercise of the general management is made by the Board of Directors at the time of appointment of its Chairman. The option retained by the Board of Directors may be challenged only at the time of renewal or replacement of the chairman of the Board of Directors or upon expiration of the term of office of the Managing Director. The shareholders and third parties are informed thereof pursuant to the applicable legal and regulatory provisions.

In the event that the Chairman exercises the office as Managing Director, the provisions of these by-laws relating to the latter apply to him.

The Managing Director may be revoked at any time by the Board of Directors. If the revocation is decided without fair ground, it may result in damages, unless he assumes the position as chairman of the Board of Directors.

The Managing Director shall have the most extended powers to act under all circumstances in the name of the company. He exercises such powers within the limit of the corporate purpose and subject to the powers expressly granted by the law to the shareholders' meetings and to the Board of Directors. The Managing Director represents the company in its relations with third parties. The company shall be held responsible even by acts of the Managing Director that do not fall within the corporate purpose, unless the company brings evidence that the third party knew that the act was exceeding this purpose or could not ignore it given the circumstances. The provisions of the by-laws or the decisions of the Board of Directors limiting the powers of the Managing Director are not enforceable vis-a-vis third parties. The Managing Director may be authorized by the Board of Directors to grant security, endorsement and guarantees given by the company under conditions and within limits set by the applicable regulations. A Managing Director who is an individual may exercise another position as managing director only under the conditions provided for by law.

Upon proposal of the Managing Director, the Board of Directors may appoint one or several vice-managing directors, within the limit of five. The vice-managing director(s) may be chosen among the members of the board or outside them. They may be revoked at any time by the board upon proposal of the Managing Director. If the revocation is decided without fair ground, it may result in damages. When the Managing Director ceases to exercise or cannot exercise such position, the vice-managing director(s) shall remain in office and shall keep their attributions until the appointment of the new Managing Director, unless otherwise decided by the board. In agreement with the Managing Director, the Board of Directors determines the scope and term of the powers entrusted to the vice-managing directors. The vice-managing directors shall have vis-a-vis third parties the same powers as the Managing Director.

ARTICLE 17 -  CORPORATE OFFICERS AND MANAGERS

The Ordinary Shareholders' Meeting may grant to the directors, as attendance fees, a sum set each year and which amount is charged to operating expenses of the company.

The Board of Directors shall divide this compensation among its members as it wishes.

The Board of Directors sets the amount and conditions of the compensation of the Chairman and of the Managing Director or vice-managing director(s), if any.

The Board of Directors may grant exceptional compensation for assignments or agencies entrusted to directors; in such case, such compensation shall be charged to operating expenses and submitted to the approval of the Ordinary Shareholders' Meeting.

No other compensation may be granted to the directors unless they are bound with the company by an employment contract under the conditions authorized by law.

ARTICLE 18 - AGREEMENTS BETWEEN THE COMPANY AND A DIRECTOR, A MANAGING DIRECTOR OR A SHAREHOLDER

Any agreement entered into, either directly or through an intermediary, between the company and a member of the Board of Directors, a managing director or a vice-managing director shall be submitted to the prior authorization of the Board of Directors.

Any agreement entered into, either directly or through an intermediary, between a shareholder having a portion of voting rights greater than 5% or, in case of a company shareholder, the company controlling it, shall be submitted to the prior authorization of the Board of Directors.

The same applies for agreements in which any of the persons referred to in the previous paragraphs is indirectly interested or in which it deals with the company through an intermediary.

The same applies for agreements between the company and another undertaking, in the event that any of the directors or managing directors or vice-managing directors of the company is the owner, unlimited partner, manager, director, managing director, member of the supervisory board or managing board of the undertaking, or generally senior managers of such undertaking.

The foregoing provisions do not apply to agreements relating to usual transactions of the company and entered into under normal conditions. However, the interested person shall communicate such agreements to the chairman of the Board of Directors. The president shall communicate the list and purpose of said agreements to the members of the Board of Directors and the statutory auditors.

Any shareholder company having more than 5% of the voting rights of the company shall undertake to request to any company by which it is controlled or which it controls to inform of such situation the company prior to entering into with the latter an agreement submitted to the provisions of this Article.

The interested director, managing director, vice-managing director or shareholder shall be bound to inform the Board of Directors as soon as he has knowledge of an agreement submitted to authorization. He may not take part in the vote on the requested authorization.

Such agreements shall be authorized under the conditions provided for by law.

ARTICLE 19 - STATUTORY AUDITORS

Audit of the company's financial statements shall be carried out by two statutory auditors and two alternate auditors who shall be appointed and shall exercise their assignment pursuant to the law.

                        TITLE IV - SHAREHOLDERS' MEETINGS

ARTICLE 20 - SHAREHOLDERS' MEETINGS

Collective decisions of shareholders shall be taken in Shareholders' Meetings, which are qualified as Ordinary, Extraordinary or Special according to the nature of the decisions they are called to make.

Special Meetings gather the holders of shares of a determined class to rule on any modification to the rights of the shares of this class. These Meetings shall be convened and shall rule under the same conditions as the Extraordinary Shareholders' Meetings.

Any Shareholders' Meeting duly constituted represents all of the shareholders.

The deliberations of the Shareholders' Meeting shall be binding upon all shareholders, even absent, dissidents or incapable.

ARTICLE 21 - NOTICE - AGENDA

Shareholders' Meeting shall be convened and shall rule under the conditions provided for by law. The meetings shall take place either at the registered office, or in any other place specified in the notice of meeting.

The agenda of the Meetings shall be decided by the author of the notice of meeting.

One or more shareholders, representing at least the portion of share capital set by law and acting under the legal conditions and time periods, shall have the possibility to require, by registered mail with return receipt requested, that draft resolutions be mentioned in the agenda of the Meeting.

The Shareholders' Meeting may not decide on any issue that is not mentioned in the agenda, which may not be modified upon second notice of meeting. However, it may, under all circumstances, revoke one or more directors and carry out their replacement.

ARTICLE 22 - ACCESS - POWERS - QUORUM

Any shareholder shall be entitled, upon justification of his/her identity, to take part in the Shareholders' Meetings either by attending them personally, under the conditions set by the laws and regulations, by sending back their proxy and paper mail votes or upon decision of the Board of Directors published in the notice of meeting or in the notice of publication, by remote transmission under the conditions set by said notice.

Such right to attend the Shareholders' Meetings shall be exercised, subject to:

- for the holders of registered shares, a nominal registration in the company's registers;

- for the holders of bearer shares, the filing, in the places mentioned in the notice of meeting, of a certificate delivered by a bookkeeping authorized intermediary certifying that their shares are registered in a blocked account until the date of the meeting.

These formalities shall be carried out two days at least before the meeting. However, the Board of Directors may reduce or suppress this period.

The owners of shares registered in account in the name of their intermediary may be represented to the shareholders' meetings by such intermediary.

In case of a vote by mail, for purpose of calculating the quorum, only the forms received by the company before the Meeting, under the conditions set by regulations, shall be taken into account.

Shall be deemed present for the calculation of the quorum and the majority the shareholders who, upon decision of the Board of Directors to resort to such telecommunication means, take part in the meeting through videoconference or through other telecommunication means enabling their identification under the conditions provided for by law and regulations.

ARTICLE 23 - ATTENDANCE SHEET - OFFICERS OF THE MEETING - MINUTES

In each Meeting an attendance sheet shall be kept including the indications required by law. This attendance sheet, duly initialed by the shareholders present and the agents and to which is attached the powers granted to each agent and any votes by mail, shall be certified true by the officers of the meeting.

The Meetings shall be chaired by the chairman of the Board of Directors or, if he is absent, by a vice-chairman or by a director specifically delegated for this purpose by the Board. If the Meeting is convened by the statutory auditor(s), the meeting shall be chaired by one of them. In all events, failing any person empowered or appointed to chair the Meeting, the latter shall elect its chairman.

The position as tellers shall be exercised by the two shareholders, who are present and who accept it, having both by themselves and as agents, the largest number of votes. The officers of the meeting so gathered shall appoint a secretary who needs not be a shareholder. The assignment of the officers of the meeting shall be to supervise, certify and sign the attendance sheet, to ensure the good holding of the discussions, to rule on disputes during the meeting, to verify the expressed votes and to ensure the regularity thereof and to see to the drawing up of minutes.

Minutes shall be drawn up and copies or extracts from the discussions shall be delivered and certified pursuant to the law.

ARTICLE 24 - ORDINARY SHAREHOLDERS' MEETING

The Ordinary Shareholders' Meeting is the meeting called to make all decisions that do not amend the by-laws.

It must be held at least once a year within the applicable legal and regulatory time-periods, to approve the financial statements for the previous fiscal year and the consolidated financial statements, if any.

Its powers shall include, in particular, the following:

-    To approve, modify or reject the financial statements submitted to it;

-    To rule on the consolidated financial statements;

- To rule on the distribution and allocation of the profits by complying with the statutory provisions;

-    To appoint and revoke the directors and statutory auditors;

- To approve or reject the appointment of directors provisionally carried out by the Board of Directors;

- To rule on the special report of the statutory auditors concerning the agreements submitted to the prior authorization of the Board of Directors;

- To authorize the issuance of bonds which are non convertible or non exchangeable against shares, as well as the constitution of real security interests that might be granted to them.

The Ordinary Shareholders' Meeting validly rules, upon first notice of meeting, only if the shareholders, present, represented or having voted by mail own at least one fourth of the shares having voting rights. Upon second notice of meeting, no quorum is required.

It shall rule upon majority of the votes held by the shareholders present or represented, including the shareholders having sent votes by mail.


ARTICLE 25 -EXTRAORDINARY SHAREHOLDERS' MEETINGS

The Extraordinary Shareholders' Meeting is the only one empowered to modify any provision of the by-laws. However, it may not increase the commitments of the shareholders, subject to the transactions resulting from an exchange or regrouping of shares duly approved and carried out.

The Extraordinary Shareholders' Meeting acts validly only if the shareholders present, represented or having sent a vote by mail, own at least, upon first notice of meeting, one third and, upon second notice of meeting, one fourth of the shares having voting rights. Failing this latter, the second meeting may be postponed to a subsequent date no later than two months after the meeting for which it had been convened.

The Extraordinary Shareholders Meeting shall adopt resolutions upon a two thirds majority of the votes held by the shareholders present or represented, including the shareholders having sent votes by mail.

ARTICLE 26 -COMMUNICATION RIGHT OF THE SHAREHOLDERS

Each shareholder shall be entitled to receive the documents necessary for him/her to decide with full knowledge and to pass an informed judgment on the management and conduct of the company.

The nature of these documents and the conditions of sending or availability shall be determined by applicable law.

         TITLE V - ANNUAL FINANCIAL STATEMENTS - DISTRIBUTION OF PROFITS

ARTICLE 27 - FISCAL YEAR

The fiscal year shall last twelve months. It shall begin on January 1 and end on December 31.

ARTICLE 28 - INVENTORY - ANNUAL FINANCIAL STATEMENTS

A regular accounting of the corporate transactions shall be kept in accordance with law.

Upon closing of each fiscal year, the Board of Directors shall draw up the inventory of the various assets and liabilities existing on such date.

It shall also draw up the balance sheet describing the assets and liabilities and distinctly showing the equity capital, the profit and loss accounts summarizing the proceeds and expenses of the fiscal year, as well as notes completing and commenting the information given by the balance sheet and the profit and loss account, as well as the consolidated financial statements.

The necessary amortization and reserves shall be carried out, even in case of absence or insufficiency of the profit. The amount of the commitments secured, endorsed or guaranteed by the company shall be mentioned after the balance sheet.

The Board of Directors shall prepare a management report on the business of the company during the past fiscal year, its foreseeable evolution, the material events that have occurred between the date of closing of the fiscal year and the date on which it is drawn up, and its research and development activities.

The report of the Board of Directors shall give an account of the aggregate compensation and benefits in kind paid during the fiscal year to each corporate officer by the company, as well as the companies controlled by it.

If necessary, the consolidated financial statements and a management report of the Group shall also be drawn up at the Board of Directors' diligence and presented to the Ordinary Shareholders' Meeting.

ARTICLE 29 - DETERMINATION - ALLOCATION AND DISTRIBUTION OF PROFITS

The profit and loss account summarizing the proceeds and expenses of the fiscal year shall show the amount, after deducing the amortization and reserves, of the profit for the fiscal year.

From the profit of the fiscal year reduced by prior losses, if any, at least 5 % shall be withdrawn to create a legal reserve fund. This withdrawal is no longer required when the reserve fund reaches one-tenth of the share capital; it is required once again when, for any reason whatsoever, the legal reserve has decreased below this one-tenth.

The distributable profits shall be the profits reduced by any prior losses and the amounts allocated to the reserve, pursuant to the law and the by-laws, and increased by any profits carried forward.

These profits shall be distributed among all shareholders in proportion to the number of shares belonging to each of them. The Shareholders' Meeting may decide the distribution of amounts withdrawn on the reserves that are available to it, by expressly indicating the items of the reserve on which the withdrawals are carried out.

However, dividends shall be in priority withdrawn from the profits of the fiscal year. Other than in case of capital reduction, no distribution may be made to shareholders when the equity capital is or would become further to it, lower than the minimum amount of the capital increased by reserves which, according to the law or the by-laws, may not be distributed. The difference of reassessment may not be distributed. It may be fully or partially incorporated in the capital.

However, after deducting the reserved amounts, pursuant to the law, the Shareholders' Meeting may withdraw any such amount as it may deem appropriate to allocate to any facultative, ordinary or extraordinary reserve funds, or may carry amounts forward.

ARTICLE 30 - TERMS AND CONDITIONS OF PAYMENT OF THE DIVIDENDS - INTERIM
DIVIDENDS

The Shareholders' Meeting shall have the power to grant to each shareholder, for all or part of the distributed dividend, an option to receive the payment of the dividend in shares, under the legal conditions, or in cash.

The terms and conditions of payment of the dividends in cash shall be determined by the Shareholders' Meeting or, failing any, by the Board of Directors.

The payment of the dividends in cash shall take place within a maximum of nine months after the end of the fiscal year, unless extension of this period by court authorization.

However, when a balance sheet, drawn up during or at the end of the fiscal year and certified by a statutory auditor, shows that the company, since the closing of the previous fiscal year, after constitution of the necessary amortization and reserves and deduction of the prior losses, if any, as well as the reserved amounts, pursuant to the law or the by-laws, has realized a profit, interim dividends may be distributed before the approval of the financial statements for the fiscal year. The amount of these interim dividends may not exceed the amount of the profit so defined.

No recovery of dividend may be made from the shareholders except when the distribution has been made in breach of the legal provisions and that the company brings evidence that the beneficiaries knew the irregular nature of this distribution at the time it was made or could not ignore it. If necessary, the proceedings for recovery are forfeited unless brought three years after the payment of these dividends.

Dividends not claimed within five years after their payment shall be forfeited.

                 TITRE VI - DISSOLUTION - LIQUIDATION - DISPUTES

ARTICLE 31 - DISSOLUTION - LIQUIDATION

Other than pursuant to dissolution by a court in accordance with law, the company shall be dissolved upon expiration of the term set by the by-laws or by decision of the Extraordinary Shareholders' Meeting.

One or more liquidators shall be then appointed by this Extraordinary Shareholders' Meeting under the quorum and majority conditions provided for the Ordinary Shareholders' Meetings.

The liquidator shall represent the company. He shall have full powers to sell off the assets, even amicably. He is empowered to pay the creditors and distribute the available remainder.

The Shareholders' Meeting may authorize him to carry on the current business or to enter into new business for the purposes of the liquidation.

The distribution of the net assets remaining after reimbursement of the par value of the shares shall be made between the shareholders in the same proportions as their equity capital.


ARTICLE 32 - DISPUTES

Any and all disputes that may arise out during the term of the company or its liquidation, either between shareholders, directors and the company, or among the shareholders themselves, relating to corporate business, shall be settled pursuant to the law and submitted to the courts having jurisdiction in the venue of the registered office.